Release:      September 4, 1996, 6:00 a.m.

Contact:      Phillip Siegel, Chief Financial Officer
              Felice Blanco, Assistant Corporate Secretary           Patrick Hojlo
              Office of Investor Relations                           Noonan/Russo Communications
              (212) 685-4545 ext. 423                                (212) 696-4455 ext. 246
              E-Mail: invest@hmsy.com                                http://www.noonanrusso.com

             HEALTH MANAGEMENT SYSTEMS, INC. REPORTS FISCAL YEAR 1996 THIRD QUARTER RESULTS
     --RECORD REVENUE AND EARNINGS PRIOR TO ONE-TIME CHARGE ANNOUNCED AUGUST 21, 1996--

NEW YORK, N.Y. September 4, 1996 - Health Management Systems, Inc. (Nasdaq-HMSY) announced fiscal year 1996 third quarter results reflecting record levels of revenue and operating margin less a previously announced one-time charge relating to the discontinuance of a data processing agreement with, and the write-off of an investment in, HHL Financial Services, Inc. (HHL).

HMSY's fiscal year 1996 third quarter revenue of $25.8 million (net of $2.2 million in revenue recorded from HHL in the quarter and reversed) increased 12% from the comparable prior year period (21% before the reversal). As announced on August 21, 1996, the Company recorded a one-time charge relating to the write-off of (i) prior period accounts receivable of $2.9 million, (ii) estimated net costs relating to the Company's continued contractual obligation with HHL of $3.8 million, and (iii) its investment in HHL of $0.9 million, resulting in a total write-off of $7.6 million. Additionally, revenue of $2.2 million relating to the third quarter was reversed. The result of the total write-off and the reversal of revenue recognized in the third quarter translates to an after tax charge of $5.5 million, or $0.32 per share (see attached Analysis of HHL Write-Off). Including one-time items, net loss for the third quarter ended July 31, 1996 was $1.8 million, and net loss per share was $0.11, compared to net income of $2.4 million and net income per share of $0.14 for the same period last year. Excluding the one-time charges for HHL, net income and earnings per share for the third quarter would have been $3.7 million and $0.21, up 53% and 50% over the comparable period last year, respectively.

Revenue for the first nine months of the fiscal year ending October 31, 1996 was $76.8 million (net of $2.2 million in revenue recorded from HHL in the third quarter and reversed), an increase of 18% over the comparable prior year period (21% prior to the reversal). Including the one-time HHL items, net income and earnings per share for the nine months were $5.3 million and $0.29, a decrease of $1.4 million and $0.09, respectively, from the comparable period last year. Excluding the after-tax effects of the HHL one-time items of $5.5 million ($0.30 per share), and the one-time charge of $0.5 million ($0.03 per share) associated with the April 1996 acquisition of CDR Associates, Inc. from the first nine months of fiscal year 1996, and a one-time charge of $1.0 million ($0.05 per share) in connection with the February 1995 acquisition of HCm, Inc. (HCm) from the first nine months of fiscal year 1995, net income would have been $11.3 million and earnings per share $0.62, up 47% and 41%, respectively, from the first nine months of fiscal year 1995.

Paul J. Kerz, President and CEO of HMSY, observed: "The past three months have served to crystallize several factors which would seem to bode well for HMSY in the future. First, it is becoming apparent that much of the reduction in health care costs attributed to managed care over the past several years has been the result of price reductions accomplished by the application of purchasing power-rather than having been made possible by restructuring the manner in which the care is being delivered. As further price reductions become increasingly difficult, ever greater reliance is being placed upon the identification and recovery of additional resources, whether in the form of incremental revenue or costs which can be saved through structural reformation. Second, as health care risk moves from indemnity carriers to managed care payors, the amount of information required from the provider and patient is growing, and the capacity of the payor to process the information is declining. In general, managed care payors are typically considerably less advanced in terms of automated data exchanges than are the indemnity payors. Third, the devolution of federal welfare programs to the states, who will predictably seek to avoid having these funds disappear directly into the maws of traditional welfare bureaucracies, will engender significant changes in the already complex transfer payment processes upon which providers of care to the indigent rely. The confluence of these various factors makes us optimistic about our ability to remain relevant in the future."

Finally, HMSY announced that it has entered into a merger agreement with Quality Standards in Medicine (QSM). It is anticipated that the companies will effect the merger in HMSY's fourth quarter 1996.

QSM is a Boston-based company, providing an expert system for abstracting and analyzing clinical data in support of quality management of physician performance and patient outcomes in hospital settings. The QSM system is used by clients to improve quality of care, lower costs, demonstrate value to payors, and comply with regulatory requirements.

QSM had 1995 revenue of $0.8 million, and has clients in 13 states, the District of Columbia, and the United Kingdom; it will continue to be led by its founder and current CEO, Bill Munier, formerly Executive Vice President of the Massachusetts Medical Society, as well as director of the first Medicare quality control program.

Kerz said: "The association of QSMOs clinical protocols with HCmOs detailed cost accounting data will provide increased capability to explore value assessments and execute cost/quality analyses, which are key to managing quality and cost-effectiveness. Further, HMSY can provide robust distribution channels for the QSM system from the current HMSY and HCm combined client base of over 500 hospitals, as well as facilitate the introduction of QSM into other market segments."

HMSY furnishes proprietary information management and data processing services and software to hospitals and health care providers, government health services agencies, other payors or purchasers of health care, and companies serving the health care industry. The Company's offerings constitute an outsourcing of various aspects of the information processing functions associated with the health care transfer payment process, affording HMSY's clients the benefits of enhanced revenue (achieved through improved reimbursability and/or collectibility), accelerated cash flow, and reduced operating and administrative costs.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include but are not limited to the ability of HMSY to grow internally or by acquisition and to integrate acquired businesses into the HMSY group of companies, changing conditions in the health care industry which could simplify the reimbursement process and adversely affect HMSY's business, government regulatory and political pressures which could reduce the rate of growth of health care expenditures, competitive actions by other companies, and other risks referred to in HMSYOs registration statements and periodic reports filed with the Securities and Exchange Commission.

                      Consolidated Statements of Operations
              (Unaudited, In Thousands, Except $ Per Share Amounts)

                                                    Three Months Ended         Nine Months Ended
                                                    July 31,                         July 31,
                                                    1996 (1)           1995          1996 (1)          1995

Revenue                                             $ 25,785          23,020          76,752          65,046
Cost of services
  Compensation                                        14,076          11,381          37,325          31,575
  Data processing                                      4,131           2,037           8,393           5,615
  Occupancy                                            2,071           1,635           5,478           4,847
  Other                                                7,857           3,733          16,369           9,972
                                                      28,135          18,786          67,565          52,009
  Operating (loss) margin before amortization         (2,350)          4,234           9,187          13,037
Amortization of intangibles                               51              54             161             189
  Operating (loss) income                             (2,401)          4,180           9,026          12,848

Other income/expense
  Interest income, net                                   186             296             665             709
  Merger related costs                                     0             (19)           (489)         (1,045)
  Equity in (loss) earnings of affiliate                (109)             11             188              11
  Loss on investment                                    (927)              0            (927)              0
  Other                                                    0              15               0             (46)
    (Loss) income before income taxes                 (3,251)          4,483           8,463          12,477
  Income tax benefit (expense)                         1,424          (2,070)         (3,209)         (5,840)
    Net (loss) income                               $ (1,827)          2,413           5,254           6,637

Per Common Share:
  Net (loss) income                                 $  (0.11)           0.14            0.29            0.38

  Weighted EPS denominator                            17,193          17,538          18,276          17,322

                      Consolidated Condensed Balance Sheets
                                 (In Thousands)

                                                         July 31,         October 31,
                                                         1996     (1)     1995
                                                         (Unaudited)

Assets
  Cash and short-term investments                        $ 30,054         30,088
  Accounts receivable, net                                 47,505         31,630
  Property and equipment, net                               7,257          5,874
  Intangible assets                                         5,300          5,461
  Investment in affiliates                                  6,963          7,673
  Other                                                    11,714          6,658
    Total assets                                         $108,793         87,384

Liabilities and Shareholders' Equity
  Current liabilities                                    $ 31,277         24,403
  Other liabilities                                         2,245          1,739
  Deferred income taxes                                     2,444          2,018
    Total liabilities                                      35,966         28,160
  Shareholder's equity                                     72,827         59,224
    Total liabilities and shareholders' equity           $108,793         87,384

(1) Includes one-time charge to write off current quarter's revenue, accounts receivable as of July 31, 1996, and investment in HHL, plus the costs in excess of anticipated revenue associated with servicing the HHL outsourcing agreement through the projected termination date (see attached Analysis of HHL Write-Off).

                      Consolidated Statements of Operations
                            Analysis of HHL Write-Off
              (Unaudited, In Thousands, Except $ Per Share Amounts)

                                                Three Months Ended           Nine Months Ended
                                                July 31, 1996                             July 31, 1996
                                                Before        HHL            As           Before       HHL             As
                                                Write-Off     Write-Off      Adjusted     Write-Off    Write-Off       Adjusted

Revenue                                         $ 27,965      (2,180)(A)      25,785      78,932       (2,180)(A)      76,752
  Cost of services
  Compensation                                    12,714       1,362 (B)      14,076      35,963        1,362 (B)      37,325
  Data processing                                  1,932       2,199 (B)       4,131       6,194        2,199 (B)       8,393
  Occupancy                                        2,071           0           2,071       5,478            0           5,478
  Other                                            4,714       3,143 (B)(C)    7,857      13,226        3,143 (B)(C)   16,369
                                                  21,431       6,704          28,135      60,861        6,704          67,565
  Operating margin (loss) before amortization      6,534      (8,884)         (2,350)     18,071       (8,884)          9,187
Amortization of intangibles                           51           0              51         161            0             161
  Operating income (loss)                          6,483      (8,884)         (2,401)     17,910       (8,884)          9,026
Other income/expense
  Interest income, net                               186           0             186         665            0             665
  Merger related costs                                 0           0               0        (489)           0            (489)
  Equity in (loss) earnings of affiliate            (109)          0            (109)        188            0             188
  Loss on investment                                   0        (927)(D)        (927)          0         (927)(D)        (927)
  Other                                                0           0               0           0            0               0
    Income (loss) before income taxes              6,560      (9,811)         (3,251)     18,274       (9,811)          8,463
  Income tax (expense) benefit                    (2,873)      4,297 (E)       1,424      (7,506)       4,297 (E)      (3,209)
    Net income (loss)                           $  3,687      (5,514)         (1,827)     10,768       (5,514)          5,254

Per Common Share:

  Net income (loss)                             $   0.21       (0.32)          (0.11)       0.59        (0.30)           0.29

  Weighted EPS denominator                        17,193      17,193          17,193      18,276       18,276          18,276

                      Consolidated Condensed Balance Sheets
                            Analysis of HHL Write-Off
                                  July 31, 1996
                            (Unaudited, in Thousands)

                                                     Before       HHL               As
                                                     Write-Off    Write-Off         Adjusted

Assets
  Cash and short-term investments                    $ 30,054          0             30,054
  Accounts receivable, net                             52,566     (5,061) (A)(C)     47,505
  Property and equipment, net                           7,257          0              7,257
  Intangible assets                                     5,300          0              5,300
  Investment in affiliates                              7,890       (927) (D)         6,963
  Other                                                11,714          0             11,714
    Total assets                                     $114,781     (5,988)           108,793

Liabilities and Shareholders Equity
  Current liabilities                                $ 31,751       (474) (B)(E)     31,277
  Other liabilities                                     2,245          0              2,245
  Deferred income taxes                                 2,444          0              2,444
    Total liabilities                                  36,440       (474)            35,966
  Shareholders' equity                                 78,341     (5,514)            72,827
    Total liabilities and shareholders' equity       $114,781     (5,988)           108,793

(A)    Reflects the reversal of HHL revenue recorded in the third quarter.

(B) Reflects the accrual of $3,823 relating to estimated costs in excess of revenue associated with servicing the HHL outsourcing agreement through the anticipated termination date.

(C) Reflects the recording of a reserve of $2,881 relating to receivables from HHL as of July 31, 1996. (D) Reflects the write-off of the investment in HHL.

(E)    Reflects the tax effect of the write-off and revenue reversal.